EXHIBIT 10.2

CLEARING ACCOUNT AGREEMENT

[SPRINGING]

This CLEARING ACCOUNT AGREEMENT (the “Agreement”) is entered into this 23rd day of July 2007, by and among Commerce Bank, N.A., having a place of business at 1701 Route 70 East, Cherry Hill, New Jersey, 08034 (the “Clearing Bank”), SEA CONTAINERS LTD., having its principal place of business at Canon’s Court, 22 Victoria Street, Hamilton HM 12, Bermuda (the “Borrower”), and WELLS FARGO BANK NORTHWEST, N.A., having its principal place of business at 299 South Main Street, 12th Floor, Salt Lake City, Utah, 84111 (as administrative agent and collateral agent on behalf of the secured parties, together with its successors and assigns, “Agent”).

R E C I T A L S

A.            Borrower and Agent notify Clearing Bank that by separate agreement  (that certain Secured Super-Priority Debtor-In-Possession Credit Agreement (the “Credit Agreement”), dated as of July 20, 2007, among the Borrower, SPC Holdings LTD., as Guarantor, the lenders thereunder (the “Lenders”) and the Agent) Borrower has granted Agent a security interest in the Clearing Account (as hereinafter defined) encumbering Borrower’s interest in certain property (the “Property”) more particularly described in the Credit Agreement.

B.            Borrower and Agent have agreed that Borrower shall establish and maintain with financial institutions acceptable to Agent control accounts subject to a security interest in favor of the Agent and the other secured parties under the Credit Agreement, and Borrower and Agent desire to retain Clearing Bank to provide the services described herein.

NOW THEREFORE, in consideration of the mutual promises contained herein and for other good and valuable consideration the sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.             Defined Terms.  In addition to capitalized terms defined elsewhere in this Agreement, the following capitalized terms shall have the respective meanings set forth below:

“Business Day” shall mean any day other than a Saturday, Sunday or any day on which commercial banks in the jurisdiction where the Clearing Account has been opened are authorized or required to close.

“Credit Documents” shall have the meaning ascribed to such term in the Credit Agreement.

“Loan” shall mean, collectively, the Loans under and as defined in the Credit Agreement.

“Minimum Balance” shall mean $25,000.00.

“Obligations” shall mean any and all debt, liabilities and obligations of Borrower to Agent and Lenders pursuant to or in connection with the Loan, including without limitation, any and all debt, liabilities and obligations of Borrower under the Credit Documents (other than contingent indemnification obligations not yet due and payable).

2.             Duties of the Clearing Bank.

(a)           Clearing Bank shall receive and process any deposits and receive and process all wire transactions to the Clearing Account, as defined in paragraph 2(b), presented by Borrower or any of its agents at any of Clearing Bank’s branch offices.

(b)           In order to further secure the performance by Borrower of the Obligations and as a material inducement for the Lenders to make the Loan, (i) Clearing Bank has established and will maintain collection accounts (collectively, the “Clearing Account,” Account Numbers 2760212353 and 7860983282), into which Borrower shall deposit all items specified in Section 2(a) received by it with respect to the Property, (ii) the Clearing Account shall be entitled “Sea Containers Ltd. Clearing Account,” and (iii) Clearing Bank acknowledges that the Clearing Account is subject to a security interest in favor of Agent, and shall designate the Clearing Account on its books as subject to a security interest in favor of Agent.  The Clearing Account shall be assigned the federal tax identification number of Borrower.

(c)           If Agent so requests, to the extent that the Clearing Bank has the operational ability to do so, Clearing Bank will provide to Agent, whether by Internet access or otherwise, a copy of each periodic account statement relating to the Clearing Account ordinarily furnished by Clearing Bank to the Borrower.  Clearing Bank’s liability for failing to provide the account statement will not exceed the Clearing Bank’s cost of providing the statement.  The Borrower hereby authorizes Clearing Bank to provide to Agent, whether by Internet access or otherwise, any other information concerning the Clearing Account that Clearing Bank may agree to provide to Agent at Agent’s reasonable request.

(d)           Items deposited with Clearing Bank, which are returned for insufficient or uncollected funds, shall be re-deposited by Clearing Bank a second time.  Items returned unpaid the second time for whatever reason shall be debited from the Clearing Account. In the event that there are insufficient funds in the Clearing Account, then Clearing Bank shall be entitled to set off the amount of the item from another account of Borrower (if any), and as provided in Paragraph 6 below, under advice to Borrower.

(e)           Clearing Bank shall not be liable except for the performance of such party’s duties and obligations as are specifically set forth in this Agreement and the Account Documentation (as hereinafter defined), and no implied covenants or obligations shall be read into this Agreement against the Clearing Bank.  At all times Clearing Bank shall be entitled to rely upon any communication it receives from Agent or the Borrower in connection with this Agreement or that Clearing Bank shall believe in good faith to be a communication received from the Agent or the Borrower in connection with this Agreement, and Clearing Bank shall have no obligation to investigate or verify the authenticity or correctness of any such communication.

(f)            Clearing Bank shall not be liable for failing to follow an instruction that Clearing Bank reasonably determines would result in Clearing Bank’s failing to comply with a statute, rule or regulation, or an order or legal process, binding upon Clearing Bank.

(g)           Clearing Bank has not entered into any currently effective agreement with any person under which Clearing Bank may be obligated to comply with instructions regarding the Clearing Account or disposition of funds therein originated by a person other than the Borrower or Agent.  Clearing Bank will not enter into any agreement with any person under which Clearing Bank may be obligated to comply with instructions regarding the Clearing Account or disposition of funds therein originated by a person other than the Borrower or Agent.

3.             Transfer of Funds in Clearing Account.

(a)           The Clearing Bank will comply with instructions originated by Agent directing disposition of funds in the Clearing Account, in each case (i) without the Borrower’s further consent, and (ii) even if following the instruction results in the dishonoring by Clearing Bank of items presented for payment from the Clearing Account or Clearing Bank otherwise not complying with the Borrower’s instruction.  The Borrower, Agent and Clearing Bank agree that Clearing Bank, after its receipt of any Exclusive Control Notice, as defined below, and until such time as it receives written notice from Agent rescinding such Exclusive Control Notice, shall take all instruction with respect to the Clearing Account solely from Agent and will cease complying with the Borrower’s instructions with regard to the Clearing Account.

(b)           Agent hereby instructs Clearing Bank to comply with instructions directing the disposition of funds in the Clearing Account originated by the Borrower or its authorized representatives until such time as Agent delivers a written notice in substantially the form of Exhibit A (an “Exclusive Control Notice”) to Clearing Bank; provided, however, that the Clearing Account shall be subject to the security interest in favor of Agent at all times regardless of the Borrower’s ability to direct disposition of funds in the Clearing Account

(c)           Instructions given by Agent hereunder shall be substantially in the form of Exhibit B and executed by an Authorized Officer (as hereinafter defined), directing the disposition of the funds in the Clearing Account. Prior to issuing any instructions, Agent shall provide Clearing Bank with an incumbency certificate in the form of Exhibit C attached hereto, which certificate shall contain the name and specimen signature of each individual with the authority to issue instructions on behalf of Agent (each such individual, an “Authorized Officer”).

  4.           Termination.

(a)           Clearing Bank may resign from its obligations under this Agreement at any time after thirty (30) days’ prior written notice to the other parties hereto, but the Clearing Bank may resign from its obligations under this Agreement at any time after five (5) Business Days’ prior written notice to the other parties hereto in the event of fraud or material breach of this Agreement on the part of any of the other parties hereto. Borrower shall designate a successor to Clearing Bank promptly after receipt of notice of resignation by Clearing Bank, which successor shall be subject to the approval of Agent, and use commercially reasonable efforts to cause such designated successor promptly to assume the obligations of Clearing Bank hereunder.

(b)           Agent may terminate this Agreement for any reason or no reason whatsoever, at any time upon thirty (30) days’ prior written notice to the other parties hereto.

(c)           Borrower may not unilaterally terminate this Agreement or close the Clearing Account.  Except after the effective date of the Clearing Bank’s resignation or early termination as set forth in Paragraphs 4(a) and 4(b) herein, Clearing Bank shall not cause or permit the Clearing Account to be closed unless it has received the prior written consent of the other parties hereto.

5.             Standard of Care; Indemnification.

(a)           Clearing Bank shall be responsible for the performance of only such duties as are set forth herein or contained in instructions given to the Clearing Bank. Clearing Bank’s liability shall be limited to the actual, direct damages proximately caused by Clearing Bank’s gross negligence or willful misconduct.  In no event shall Clearing Bank have any liability to the Borrower for, and the Borrower hereby agrees not to bring or pursue any legal or equitable action against Clearing Bank by reason of, Clearing Bank’s compliance with instructions given by Agent in accordance with the terms of this Agreement.  IN NO EVENT, HOWEVER, SHALL CLEARING BANK HAVE ANY RESPONSIBILITY FOR CONSEQUENTIAL, INDIRECT, SPECIAL OR EXEMPLARY DAMAGES, WHETHER OR NOT IT HAS NOTICE THEREOF, AND REGARDLESS OF THE BASIS, THEORY OR NATURE OF THE ACTION UPON WHICH THE CLAIM IS ASSERTED, NOR SHALL IT HAVE ANY RESPONSIBILITY OR LIABILITY FOR THE VALIDITY OR ENFORCEABILITY OF ANY SECURITY INTEREST OR OTHER INTEREST OF AGENT OR BORROWER IN THE CLEARING ACCOUNT.  This paragraph shall survive termination of this Agreement.

(b)           Except where Clearing Bank has been grossly negligent, has acted in bad faith or in a manner which constitutes willful misconduct or materially breaches this Agreement, Agent and Borrower will release Clearing Bank from and shall indemnify and hold Clearing Bank harmless from and against any and all actual losses, claims, damages, liabilities, out-of-pocket costs and reasonable expenses (including, without limitation, reasonable counsel fees, whether arising in an action or proceeding among the parties hereto or otherwise) to which Clearing Bank may become subject, or which it may suffer or incur, arising out of or based upon this Agreement or the actions contemplated hereby; provided, however, that Agent’s liabilities under this paragraph shall be limited to matters arising out of and proximately caused by Clearing Bank’s execution of  Agent’s instructions or resulting from any (i) actual breach of this Agreement by Agent and (ii) alleged breach of this Agreement by Agent, provided, that such breach is alleged by any person other than Clearing Bank or its affiliates.  This paragraph shall survive termination of this Agreement.

(c)           Agent and Borrower may inspect all Clearing Account documents, statements and reports when received, and immediately notify Clearing Bank of any errors or discrepancies, such notice to take place no more than fourteen (14) calendar days after receipt of the document, statement or report containing or reflecting an error or discrepancy.  Except to the extent otherwise required by law, failure by Agent or Borrower to notify Clearing Bank of errors or discrepancies within the time frame indicated will relieve Clearing Bank of any and all liability associated with or arising from such errors or discrepancies, unless those errors or discrepancies can be directly attributed to Clearing Bank’s gross negligence or willful misconduct. This paragraph shall survive termination of this Agreement.

6.             Set-off.

Except as set forth below in this Section 6 and Section 16, Clearing Bank subordinates, in favor of Agent, any security interest now or hereafter granted by the Account Documentation or any other document and any right to offset any claim against Borrower which it might have against the Clearing Account; provided, however, that Clearing Bank retains the right to charge the Clearing Account for (a) items deposited to the Clearing Account and returned unpaid, whether for insufficient funds or for any other reason, and without regard to the timeliness of return of any such item or the occurrence or timeliness of any drawee’s notice of non-payment of such items; (b) claims of breach of the applicable Uniform Commercial Code’s transfer or presentment warranties made against Clearing Bank in connection with items deposited to the Clearing Account; (c) any automated clearing house (“ACH”) entry credited to the Clearing Account and returned unpaid or subject to an adjustment entry under applicable clearing house rules, whether for insufficient funds or for any other reason, and without regard to the timeliness of such return or adjustment; (d) any credit to the Clearing Account made in error; and (e) Clearing Bank’s usual and customary charges for services rendered in connection with the Clearing Account. If there are insufficient collected funds in the Clearing Account to cover the amount of any returned check or other adjustment or correction to be debited thereto, Borrower shall repay the Clearing Bank the amount of such debit immediately upon demand.  If Borrower fails to so repay the Clearing Bank, then Agent shall repay the Clearing Bank for such debit immediately upon written demand to the extent that Agent received the proceeds of the check or other deposit or credit to which the debit relates. This paragraph shall survive termination of this Agreement.

7.             Successors and Assigns; Assignments.

This Agreement shall bind and inure to the benefit of and be enforceable by Clearing Bank, Borrower and Agent and their respective successors and permitted assigns.  Agent may assign or transfer its rights under this Agreement in connection with any assignment of the Loan in accordance with Credit Agreement and with the consent of Clearing Bank which consent shall not be unreasonably withheld. Borrower shall not have the right to assign or transfer its rights or obligations under this Agreement without the prior written consent of Agent.

8.             Amendment; Other Agreements.

(a)            This Agreement may be amended from time to time only by a written agreement executed by all of the parties hereto. The duties and obligations of the Clearing Bank set forth in this Agreement supplement, rather than replace, Clearing Bank’s deposit account agreement, terms and conditions and other standard documentation in effect from time to time with respect to the Clearing Account or services provided in connection with the Clearing Account (“Account Documentation”), which Account Documentation will continue to apply to the Clearing Account and such services, and the respective rights, powers, duties, obligations, liabilities and responsibilities of the parties thereto and hereto, to the extent not expressly conflicting with the provisions of this Agreement  (however, in the event of any such conflict, the provisions of this Agreement shall control).

(b)           Agent may request that Clearing Bank provide additional services (such as automatic daily transfers) with respect to the Clearing Account; however, if such services are not authorized or otherwise covered under the Account Documentation, Clearing Bank’s decision to provide any such services shall be made in its sole discretion (including without limitation being subject to the Borrower and/or Agent executing such Account Documentation or other documentation as Clearing Bank may require in connection therewith).

9.             Notices.

Notices to Clearing Bank shall be sent to Commerce Bank, N.A., 6000 Atrium Way, Mt. Laurel, NJ 08054, Attention: Paula Epstein, AIM # 02-206-02-21, or by telecopy to (856) 533-4989 with a copy to Paul Ciccotto, Commerce Bank, N.A., 6000 Atrium Way, Mt. Laurel, NJ 08054, AIM # 02-206-02-21, or by telecopy to (856) 533-6628; notices to Borrower shall be sent to the address written above or by facsimile to Sea Containers Ltd. c/o Sea Containers Services Limited 44 207 805 5916, Attention:  Colin MacFarlane; and notices to Agent shall be sent to the address written above or by facsimile to (801) 246-5630, Attention: Corporate Lease Group; or, in each case, to such other address as shall be designated in writing by the respective party to the other parties hereto.  Unless otherwise expressly provided herein, all such notices, to be effective, shall be in writing (including by facsimile), and shall be deemed to have been duly given or made (a) when delivered by hand or by nationally recognized overnight carrier, (b) upon receipt after being deposited in the mail, certified mail and postage prepaid, or (c) in the case of facsimile notice, when sent and electronically confirmed, addressed as set forth above, provided that any notice (including, without limitation, any instructions or Exclusive Control Notice) received by Clearing Bank on any Business Day which relates to the Clearing Account and the services to be provided by Clearing Bank in connection therewith, as herein prescribed, shall become effective and binding upon Clearing Bank only on the next succeeding Business Day, anything in this Agreement to the contrary notwithstanding. Any notice delivered to the Clearing Bank on a date other than a Business Day shall be considered received on the next succeeding Business Day.  The Clearing Bank may rely and shall be protected in acting or refraining from acting upon any notice (including but not limited to electronically confirmed facsimiles of such notice) believed by it to be genuine and to have been signed or presented by the proper party or parties.

10.           Governing Law.

THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.  REGARDLESS OF ANY PROVISION OF ANY PROVISION IN ANY OTHER AGREEMENT, NEW YORK SHALL BE DEEMED CLEARING BANK’S JURISDICTION FOR PURPOSES  OF PART 3 OF SECTION 9 OF THE UCC.  ALL PARTIES HEREBY WAIVE ALL RIGHTS TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING RELATING TO THE ACCOUNT OR THIS AGREEMENT.

11.           Clearing Bank Uncertainty; Interpleader.

(a)           In the event of any disagreement between the parties to this Agreement (excluding disagreements between the Borrower and Agent), or between them or any one of them and any other person(s), resulting in adverse claims or demands being made in connection with this Agreement or the Clearing Account, and any interest accrued thereon, or in the event that Clearing Bank, in good faith, is in doubt as to what action it should take hereunder (except as aforesaid), the Clearing Bank may, at its option, refuse to comply with any claims or demands upon it, or refuse to take any other action hereunder, so long as any such disagreement, claim, demand or uncertainty continues or exists, and in any such event, Clearing Bank shall not be or become liable in any way to any person for its failure to act.  Clearing Bank will notify Borrower and Agent promptly in the event that Clearing Bank refuses to comply with any claims or demands upon it, or refuses to take any action hereunder.  Notwithstanding anything in this Section 11(a) to the contrary, Clearing Bank shall comply with any Exclusive Control Notice delivered to it in accordance with the terms of this Agreement.

(b)           Clearing Bank shall be entitled to continue to so refrain from acting until (i) the right of all parties shall have been fully and finally adjudicated by a court of competent jurisdiction or (ii) all differences shall have been adjusted and all doubts resolved by written agreement among all interested persons and Clearing Bank shall have been so notified in writing signed by all such persons.  Alternatively, Clearing Bank may, at Borrower’s expense, resign and deliver the balance of the Clearing Account to a court of competent jurisdiction, upon which all obligation of Clearing Bank under this Agreement shall cease and terminate.

12.           Insolvency of Borrower.

The Borrower is currently a debtor-in-possession in a case pending under Chapter 11 of the United States Bankruptcy Code (the “Case”).  In the event that the Case is converted to a Chapter 7 filing, or if Clearing Bank is otherwise served with legal process which Clearing Bank reasonably believes affects funds deposited in the Clearing Account, Clearing Bank shall have the right to place a hold on funds deposited in the Clearing Account until such time as Clearing Bank receives an appropriate court order or assurances reasonably satisfactory to Clearing Bank, establishing that the funds may continue to be disbursed according to the instructions contained in the Clearing Account Agreement.

13.           Court Orders. Agent’s Representations, Warranties and Indemnification.

Nothing contained in this Agreement shall prevent Clearing Bank from complying with any legal process or other order of a court affecting funds in the Clearing Account.  Clearing Bank will notify Agent promptly after Clearing Bank receives any such legal process or becomes aware of the issuance of any such order.  If, notwithstanding the issuance of any such order or legal process, Clearing Bank continues after such notification to perform its obligations in favor of Agent pursuant to this Agreement at Agent’s request in a manner inconsistent with such legal process, Agent agrees to indemnify and hold Clearing Bank harmless from and against any and all claims, demands, liabilities, actions, causes of action, actual losses and reasonable, out-of-pocket expenses (including without limitation, reasonable attorney’s fees, and court costs), both legal and equitable, incurred or sustained by Clearing Bank that arise from or are related to such continuing performance by Clearing Bank of its obligations pursuant to this Agreement.

14.           Severability.

If a court of competent jurisdiction deems any part of this Agreement to be unenforceable, the parties agree that only the offending part shall be stricken and that the remaining parts shall be unaffected.

15.           Independent Contractor.

The parties agree that, in performing the services under this Agreement, Clearing Bank will be acting as an independent contractor and not as an employer, employee, partner or agent of the Agent or Borrower.

16.           Force Majeure.

Clearing Bank shall not be responsible for actions or omissions caused by events beyond its control, including without limitation fire, casualty, breakdown in equipment or failure of telecommunications or data processing services, lockout, strike, unavoidable accidents, acts of God, riot, war or the issuance or operation of any adverse governmental law ruling, regulation, order or decree, or an emergency that prevents Clearing Bank from operating normally.

17.           Compensation.

The Borrower hereby agrees to pay to the Clearing Bank the Clearing Bank’s usual and customary service charges and fees with respect to the Clearing Account and all services performed for the Borrower or the Agent under this Agreement (as such charges and fees may change from time to time by written notice from the Clearing Bank to the Borrower and the Agent).  It is understood and agreed that the Borrower shall be responsible for payment of these charges and all other reasonable expenses of the Clearing Bank related to the provision of services under this Agreement.  If there are not sufficient funds in the Clearing Account to pay these charges and expenses, and the charges are not paid by the Borrower upon demand of the Clearing Bank, the Agent and the Lenders shall have the option, but not the obligation, to pay them within fifteen (15) days of receipt of the Clearing Bank’s written notice to the Agent.

IN WITNESS WHEREOF, the parties hereto have executed this CLEARING ACCOUNT AGREEMENT in several counterparts (each of which shall be deemed an original) as from the date first-above written.

CLEARING BANK:		AGENT:

Commerce Bank, N.A.		WELLS FARGO BANK NORTHWEST, N.A., as Administration Agent

By:	/s/ Todd R. Azar	By:	/s/ Val T. Orton
Name:	Todd R. Azar	Name:	Val T. Orton
Title:	Vice President	Title:	Vice President

BORROWER:

SEA CONTAINERS LTD.

By:	/s/ Laura Barlow
Name:	Laura Barlow
Title:	Chief Financial Officer